Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:
Jeff Young		Noelle Faris
Media Relations	—or—	Investor Relations
617-444-3913		617-444-4676
jyoung@akamai.com		nfaris@akamai.com

C. KIM GOODWIN REJOINS AKAMAI BOARD OF DIRECTORS

CAMBRIDGE, MA – October 21, 2008 – Akamai Technologies, Inc. (NASDAQ: AKAM), the leader in powering rich media, dynamic transactions and enterprise applications online, today announced that C. Kim Goodwin will rejoin the Company’s Board of Directors, having previously served as a Director from February 2004 to November 2006.

With over twenty years of experience in investment and financial services, Ms. Goodwin most recently served as Managing Director and Head of Equities, Globally for Credit Suisse’s Asset Management Division. Based in Europe, Ms. Goodwin had been responsible for the management of all Credit Suisse equity products in the Americas, Europe and Asia Pacific, as well as all multi-country equity products.

“We are very fortunate to welcome Kim back to the Akamai Board,” said Paul Sagan, president and CEO of Akamai. “She was a trusted advisor during her earlier service as a Board member, and her strategic guidance contributed directly to Akamai’s success. I am confident Kim will pick up right where she left off and bring her recent global business experience to bear as we consider Akamai’s options to expand around the world, including in the financial sector that Kim understands thoroughly.”

Ms. Goodwin commented, “I am looking forward to the opportunity to rejoin the dynamic group of individuals that make up the Akamai Board, many of whom I had the pleasure of serving with before. Akamai remains among an elite group of leading technology companies that are profoundly transforming how business is done on the Internet. It is exciting to once again participate as a Director.”

Prior to Credit Suisse, Ms. Goodwin’s career includes senior executive positions at State Street Research & Management Company, American Century Investments, Putnam Investments, Prudential Investments, and Mellon Bank.

Along with her business accomplishments, Ms. Goodwin appears frequently in the financial press, including CNBC, and has been featured in Time Magazine, USA Today, Investment News, and Barron’s.

Ms. Goodwin holds a bachelor’s degree in politics from Princeton, and two master’s degrees from the University of Texas at Austin – one in public affairs from The Lyndon B. Johnson School of Public Affairs, and an MBA degree in finance from The McCombs School of Business.

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The Akamai Difference

Akamai® provides market-leading managed services for powering rich media, dynamic transactions, and enterprise applications online. Having pioneered the content delivery market one decade ago, Akamai’s services have been adopted by the world’s most recognized brands across diverse industries. The alternative to centralized Web infrastructure, Akamai’s global network of tens of thousands of distributed servers provides the scale, reliability, insight and performance for businesses to succeed online. Akamai has transformed the Internet into a more viable place to inform, entertain, interact, and collaborate. To experience The Akamai Difference, visit www.akamai.com.

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